Exhibit 99

FOR IMMEDIATE RELEASE

August 31, 2004
CONTACT: Corporate Communications 1-800-743-6397

PG&E CORPORATION SETTLES TAX LITIGATION WITH ITS NEGT SUBSIDIARY; RAISES 2005 EARNINGS GUIDANCE

(San Francisco) – PG&E Corporation (NYSE: PCG) has entered into a settlement with its National Energy & Gas Transmission, Inc. (NEGT) subsidiary to resolve claims that the Corporation is obligated to compensate NEGT for tax savings resulting from the incorporation of losses and deductions related to NEGT or its subsidiaries in the Corporation’s consolidated federal income tax return.

The Corporation expects the settlement will allow it to make approximately $350 million of additional cash available for stock repurchases.  The $350 million, which had been restricted pending a resolution of the dispute, will be incremental to $1.2 billion the Corporation has previously estimated will be available for dividends and stock repurchases in 2005, assuming the refinancing of Pacific Gas and Electric Company’s $2.21 billion regulatory asset occurs as planned in January 2005.  Accordingly, the Corporation is raising its previous guidance for 2005 earnings from operations to a range of $2.15 to $2.25 per share, reflecting the impact of the expected additional share repurchases.

“The settlement agreement provides for timely closure of outstanding issues between PG&E Corporation and NEGT,” said Robert D. Glynn, Jr., Chairman, CEO and President of PG&E Corporation.  “This resolution lifts the restriction on corporate cash and reduces uncertainty as we focus on shareholder value from the improved financial performance of our core utility business.”

Terms of the Settlement

The parties to the settlement – PG&E Corporation, NEGT and its wholly owned or controlled subsidiaries, and the official committee of unsecured creditors in NEGT’s Chapter 11 case – will execute a mutual release of all tax-related claims and substantially all other claims. Additionally, the Corporation will pay NEGT $30 million.  The release of claims by PG&E Corporation has no effect on the previously reported value of the Corporation’s net negative investment in NEGT.

The settlement agreement requires the approval of the U.S. District Court for the District of Maryland, where NEGT’s complaint has been transferred, and the Bankruptcy Court overseeing Chapter 11 proceedings for NEGT and certain of its subsidiaries. A joint hearing before both courts has been set for September 22, 2004.  If either the District Court order or the Bankruptcy Court order approving the settlement is appealed so that the order does not become final before by October 29, 2004, the settlement agreement would terminate unless the parties mutually agree to waive such termination.

Remaining NEGT-Related Obligations

As previously reported, following NEGT’s Chapter 11 filing in July 2003, PG&E Corporation’s financial statements no longer reflect NEGT’s operations.  However, the Corporation continues to be responsible for including income or losses from NEGT and its subsidiaries in the Corporation’s consolidated federal income tax returns until the effective date of NEGT’s Chapter 11 plan of reorganization, when PG&E Corporation’s equity interest in NEGT will be cancelled.  Based on preliminary information recently provided by NEGT, PG&E Corporation anticipates paying approximately $100 million of consolidated tax obligations in 2004 attributable to NEGT taxable income.

Cash and Earnings Effects at PG&E Corporation

At June 30, 2004, PG&E Corporation held approximately $1.22 billion of cash.  In addition to the $30 million payment and the $100 million in consolidated tax obligations described above, uses for the cash include up to $650 million to retire, renegotiate or partly refinance the Corporation’s senior secured notes in order to remove stock repurchase restrictions.

The Corporation expects to use approximately $350 million for common stock repurchases in addition to those already anticipated as part of the $1.2 billion of dividends and stock repurchases targeted to be made in 2005.

The Corporation expects that remaining cash would be sufficient for normal working capital requirements and contingencies, even if $650 million is used to retire the senior secured notes.
The following table reconciles 2005 estimated earnings per share from operations with estimated consolidated earnings per share in accordance with GAAP.

Reconciliation of Guidance for Earnings from Operations for 2005

Year Ended December 31, 2005

Earnings from Operations EPS Guidance	$2.15	$2.25
Estimated Items Impacting Comparability(1)
Incremental interest expense	(0.05)	(0.04)
Costs to retire, renegotiate, or partially refinance Holding Company Senior Secured Notes	(0.07)	-
Reported EPS Guidance	$2.03	$2.21

(1)	The range of potential outcomes is developed using a range of dollar estimates and a range of estimated shares outstanding for the items presented.

PG&E Corporation presents results and guidance on an “earnings from operations” basis in order to provide investors with a measure that reflects the underlying financial performance of the business and offers investors a basis on which to compare performance from one period to another exclusive of items that in management’s judgment are not reflective of the normal course of operations.

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This press release contains forward-looking statements regarding estimated earnings for 2005, anticipated cash flows in 2005, and management’s projected uses of cash in 2005 including the anticipated payment of dividends and targeted stock repurchases. These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management but are necessarily subject to various risks and uncertainties. Actual results could differ materially from those contemplated by the forward-looking statements. Some of the factors that could cause future results to differ materially include:

  The timing and resolution of the petitions for review that were filed in the California Court of Appeal seeking review of the California Public Utility Commission’s (CPUC) December 18, 2003 decision approving Pacific Gas and Electric Company’s Settlement Agreement and the CPUC's March 16, 2004 denial of applications for rehearing of the December 18, 2003 decision;

The timing and resolution of the pending appeals of the bankruptcy court's order confirming the Utility’s Plan of Reorganization;
Whether the conditions to securitizing the $2.21 billion after-tax regulatory asset established under the Settlement Agreement are met, and if so, the timing and amount of the securitization;

  Whether the CPUC approves the Utility's long-term electricity resource plan and adopts the Utility's related ratemaking proposals, whether the assumptions and forecasts underlying the long-term resource plan prove to be accurate, and what terms and conditions are included in the long-term resource commitments the Utility enters into in connection with its long-term resource plan;

Unanticipated changes in operating expenses or capital expenditures affecting the Utility’s ability to earn its authorized rate of return;

  The level and volatility of wholesale electricity and natural gas prices and supplies, the Utility's ability to manage and respond to the levels and volatility successfully, and the extent to which the Utility is able to timely recover increased costs related to such volatility;

  The extent to which the Utility's residual net open position (i.e., that portion of the Utility's electricity customers' demand not satisfied by electricity that the Utility generates or has under contract, or by electricity provided under the California Department of Water Resources electricity contracts allocated to the Utility's customers) increases or decreases;

  The operation of the Utility's Diablo Canyon Nuclear Power Plant (Diablo Canyon) which exposes the Utility to potentially significant environmental and capital expenditure outlays and, to the extent the Utility is unable to increase its spent fuel storage capacity by 2007 or find an alternative depository, the risk that the Utility may be required to close Diablo Canyon and purchase electricity from more expensive sources;

The impact of current and future ratemaking actions of the CPUC, including the risk of material differences between forecasted costs used to determine rates and actual costs incurred;

  The extent to which the CPUC or the Federal Energy Regulatory Commission delays or denies recovery of the Utility's costs from customers due to a regulatory determination that such costs were not reasonable or prudent or for other reasons resulting in write-offs of regulatory balancing accounts;

  How the CPUC administers the capital structure, stand-alone dividend and first priority conditions of the CPUC's decisions permitting the establishment of holding companies for California investor-owned electric utilities;

The impact of future legislative or regulatory actions or policies;
Increased competition;
The outcome of pending litigation; and
Other factors discussed in PG&E Corporation's and Pacific Gas and Electric Company's SEC reports.